Exhibit 99.35

EXECUTION COPY

GUARANTEE, dated as of April 17, 2014, of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., and Pershing Square Holdings, Ltd. (each a “Guarantor”), in favor of Nomura International plc (the “Counterparty”).

1. Guarantee. In order to induce the Counterparty to enter into certain Transactions evidenced by one or more Confirmations under an ISDA 2002 Master Agreement, Schedule and Credit Support Annex thereto, as modified from time to time (collectively, the “Agreement”), with the Guarantors’ subsidiary PS Fund 1, LLC, a Delaware limited liability company (“Primary Obligor”), each Guarantor irrevocably and unconditionally guarantees, subject to Section 7 of this Guarantee, to the Counterparty, its successors and permitted assigns, as primary obligor and not as a surety, the prompt and complete performance of all obligations and payment of all amounts payable by Primary Obligor under the Agreement (whether now in existence or hereafter arising), whether due or to become due, secured or unsecured, joint or several together with any and all expenses referred to under Section 11 of the Agreement incurred by the Counterparty in enforcing the Counterparty’s rights under this Guarantee (the “Obligations”) all without regard to any counterclaim, set-off, deduction or defense of any kind which Primary Obligor or the Guarantor may have or assert, and without abatement, suspension, deferment or diminution on account of any event or condition whatsoever; provided however, that each Guarantor guarantees only its Pro-rata Obligation (as defined below); and provided further that each Guarantor’s Pro-rata Obligation under this Guarantee shall be subject to (a) the Primary Obligor’s defenses, rights to set-off, counterclaim, deductions or withhold payment as provided in the Agreement, and (b) the defense that the Obligations have been incurred by the Primary Obligor after the date on which the Guarantee has been revoked by the Guarantors pursuant to Section 7 hereof.

2. Limitation of Each Guarantor’s Guarantee to its Pro-rata Obligation. Notwithstanding that the Obligations exceed any single Pro-rata Obligation (as defined below), this Guarantee is a guarantee of each Guarantor of the portion of the Obligations pro-rata (the “Pro-rata Obligation”) to the proportionate share that such Guarantor’s capital account in PS Fund 1, LLC is to the total capital accounts of all Guarantors. Such Pro-rata Obligation will be determined on any date on which the Counterparty makes a demand hereunder by reference the immediately preceding business day’s capital account balances (it being understood that the total of all capital accounts of the Guarantors for this purpose will equal 100%). Each Pro-rata Obligation may only be satisfied by the assets of the relevant Guarantor; the Guarantors are not jointly liable under this Guarantee, and under no circumstances will the Counterparty have any recourse for unpaid Pro-rata Obligation of a Guarantor to the assets of another Guarantor.

3. Nature of Guarantee. This Guarantee is a guarantee of payment and not of collection. The Counterparty shall not be obligated, as a condition precedent to performance by the Guarantor hereunder, to file any claim relating to the Obligations in the event that Primary Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Counterparty to file a claim shall not affect the Guarantors’ obligations hereunder. This Guarantee shall continue to be effective or be reinstated if any payment to the Counterparty by Primary Obligor on account of any Obligation is returned to Primary Obligor or is rescinded upon the insolvency, bankruptcy or reorganization of Primary Obligor.

4. Consents, Waivers and Renewals. Each Guarantor agrees that the Counterparty may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantors, change the time, manner or place of payment or any other term of, any Obligation, exchange, release, nonperfection or surrender any collateral for, or renew or change any term of any of the Obligations owing to it, and may also enter into a written agreement with Primary Obligor or with any other party to the Agreement or person liable on any

Obligation, or interested therein, for the extension, renewal, payment, compromise, modification, waiver, discharge or release thereof, in whole or in part, without impairing or affecting this Guarantee. The Obligations of each Guarantor under this Guarantee are absolute and unconditional, subject to the proportionate limitation in Section 2 hereof, irrespective of the value, genuineness, validity, or enforceability of the Obligations, any law regulation or order of any jurisdiction or any other event affecting the term of any Obligation or of the Counterparty’s rights with respect thereto and to the fullest extent permitted by applicable law, any other circumstance which might constitute a defense available to, or a discharge of, a Guarantor, including (a) any law rule or policy that is now or hereafter promulgated by any governmental authority (including any central bank) or regulatory body that may adversely affect the Counterparty’s ability or obligation to make or receive such payments, (b) any nationalization, expropriation, war, riot, civil commotion or other similar event, (c) any inability to convert any currency into the currency of payment of such obligation, (d) any inability to transfer funds in the currency of payment of such obligation to the place of payment therefore. Each Guarantor agrees that the Counterparty may have recourse to such Guarantor for payment of its Pro-rata Obligation, whether or not the Counterparty has proceeded against any collateral security or any obligor principally or secondarily obligated for any Obligation. To the extent permitted by law, each Guarantor waives demands, promptness, diligence and all notices that may be required by law or to perfect the Counterparty’s rights hereunder except notice to such Guarantor of a default by Primary Obligor under the Agreement; provided however that any delay in the delivery of notice shall in no way invalidate the enforceability of this Guarantee. No failure, delay or single or partial exercise by the Counterparty of its rights or remedies hereunder shall operate as a waiver of such rights or remedies. All rights and remedies hereunder or allowed by law shall be cumulative and exercisable from time to time.

5. Representations and Warranties. Each Guarantor hereby represents and warrants as of the date hereof that:

(i) the Guarantor is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act;

(ii) the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(iii) the Guarantor has the requisite corporate power and authority to issue this Guarantee and to perform its obligations hereunder, and has duly authorized, executed and delivered this Guarantee;

(iv) the Guarantor is not required to obtain any authorization, consent, approval, exemption or license from, or to file any registration with, any government authority as a condition to the validity of, or to the execution, delivery or performance of, this Guarantee;

(v) as of the date of this Guarantee, there is no action, suit or proceeding pending or threatened against the Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could affect, in a materially adverse manner, the ability of the Guarantor to perform any of its obligations under, or which in any manner questions the validity of, this Guarantee;

(vi) the execution, delivery and performance of this Guarantee by the Guarantor does not contravene or constitute a default under any statute, regulation or rule of any governmental authority or under any provision of the Guarantor’s certificate of incorporation or formation or by-laws or any contractual restriction binding on the Guarantor; and

(vii) this Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6. Subrogation. Upon payment by a Guarantor of any sums to the Counterparty under this Guarantee, all rights of such Guarantor against Primary Obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the obligations of Primary Obligor under the Agreement, including all Transactions then in effect between Primary Obligor and the Counterparty.

7. Termination. This Guarantee is a continuing guarantee and shall remain in full force and effect until the payment in full of the Obligations or, if earlier, until time five (5) business days’ after the Counterparty receives from the Guarantors written notice of termination of this Guarantee and until all Obligations owing in respect of all Transactions entered into prior to such termination has been paid or satisfied. Notwithstanding anything to the contrary in this Section 7, this Guarantee shall terminate, and Guarantor shall be released from all of its Pro-rata Obligation hereunder with respect to any Transaction(s), immediately upon the transfer or assignment of such Transaction(s) to an entity which is not an Affiliate of Primary Obligor (as such term is defined in Section 14 of the Agreement), if such transfer or assignment is completed in accordance with the provisions of Section 7 of the Agreement.

8. Notices. If to the Primary Obligor, any notice or communication required or permitted to be made shall be made in the same manner and with the same effect, unless otherwise specifically provided herein, as set forth in the Agreement. If to the Guarantors, any notice or communication required or permitted to be made hereunder shall be made to:

PS Fund 1, LLC

Attention: Nicholas A. Botta

888 Seventh Avenue, 42nd Floor

New York, NY 10019

Botta@persq.com

9. GOVERNING LAW; JURISDICTION. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. The Counterparty and each Guarantor hereby irrevocably consents to, for the purposes of any proceeding arising out of this Guarantee, the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the borough of Manhattan in New York City.

10. Waiver of Immunity. To the extent that any Guarantor or the Counterparty has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property, such party hereby irrevocably waives such immunity in respect of its rights and obligations under this Guaranty.

11. Waiver of Jury Trial. The Counterparty and each Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guarantee or the negotiation, administration or enforcement hereof.

12. General. The parties additionally agree as follows.

(i) Section 8 (Contractual Currency) and Sections 9(a)-(d) and (f)-(g) (Miscellaneous) of the Agreement shall apply to this Guarantee and the Guarantors as though references in those Sections of the Agreement to the “Agreement” where to this Guarantee.

(ii) Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement. As used in this Guarantee, the term “business day” means a day on which commercial banks and foreign exchange markets settle payments both in New York and in the financial center for the settlement currency.

(iii) In the event that any provision of this Guarantee is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or regulatory authority, the remainder of this Guarantee shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless the deletion of such provision would substantially impair the respective benefits of the remaining portions of this Guarantee.

12. Miscellaneous. Each reference herein to the Guarantors, the Counterparty or Primary Obligor shall be deemed to include their respective successors and assigns. The provisions hereof shall inure in favor of each such permitted successor or assign. This Guarantee (i) shall supersede any prior or contemporaneous representations, statements or agreements, oral or written, made by or between the parties with regard to the subject matter hereof, (ii) may be amended only by a written instrument executed by each Guarantor and the Counterparty and (iii) may not be assigned by either party without the prior written consent of the other party.

13. Limitation of Liability. Notwithstanding anything to the contrary contained herein or in the Agreement, whether express or implied, the Guarantors shall in no event be required to pay or be liable to the Counterparty for any consequential, indirect or punitive damages, opportunity costs or lost profits.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

PERSHING SQUARE, L.P.

By: Pershing Square GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE II, L.P.

By: Pershing Square GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE INTERNATIONAL, LTD.

By: Pershing Square Capital Management, L.P., its investment manager

By: PS Management GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE HOLDINGS, LTD.

By: Pershing Square Capital Management, L.P., its investment manager

By: PS Management GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member